Exhibit 5.1

October 31, 2023

CISO Global, Inc.

6900 E. Camelback Road, Suite 900

Scottsdale, Arizona 85251

Re:	Registration Statement on Form S-8

CISO Global, Inc.

Ladies and Gentlemen:

As legal counsel to CISO Global, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about October 31, 2023, in connection with the registration under the Securities Act of 1933, as amended, of 34,330,360 shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), issuable under the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”), and 61,839,752 shares of Common Stock issuable pursuant to the Company’s 2023 Equity Incentive Plan, as amended (the “2023 Plan,” and collectively with the 2019 Plan, the “Plans”). The shares of Common Stock issuable pursuant to the Plans are collectively referred to as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Amended and Restated Certificate of Incorporation of the Company, as amended to date;

B. The Second Amended and Restated By-laws of the Company;

C. Records of corporate proceedings of the Company related to the Plans;

D. The Plans;

E. The Registration Statement; and

F. Such other documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through F above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable when issued and sold in accordance with the terms of the Plans.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Greenberg Traurig, LLP | Attorneys at Law 2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000| F +1 602.445.8100
www.gtlaw.co

CISO Global, Inc.

October 31, 2023

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.co